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Nomination Notice
Security Trust Deed - SMHL Global Fund No. [   ]


To:      Perpetual Limited
         ABN 86 000 431 827
         of Level 12, 123 Pitt Street, Sydney, New South Wales
         (Issuing Trustee)

         Perpetual Trustee Company Limited
         ABN 42 000 001 007
         of Level 12, 123 Pitt Street, Sydney, New South Wales
         (Security Trustee)

         The Bank of New York
         of 101 Barclay Street, Floor 21 West, New York, New York, United States of America
         (Note Trustee)

From:    ME Portfolio Management Limited
         ABN 79 005 964 134
         of Level 23, 360 Collins Street, Melbourne, Victoria
         (Manager)



We refer to the Security Trust Deed - SMHL Global Fund No. [ ] dated [#] between the Issuing Trustee, the Security Trustee, the Note Trustee and the Manager (Security Trust Deed).

For the purposes of clause 6.3(a)(4) of the Security Trust Deed we hereby nominate [*] as the date the Manager must not at any time cause the fixed interest rate period for any Mortgage to end on or after.

A word or phrase (unless otherwise defined in this Nomination Notice) defined in the Security Trust Deed has the same meaning as in the Security Trust Deed when used in this Nomination Notice.



Dated: [#]

Signed for and on behalf of
ME Portfolio Management Limited
by two of its Authorised Signatories:


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Authorised Signatory                   Authorised Signatory


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Name (please print)                    Name (please print)